UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Statements

On November 12, 2008, WellCare Health Plans, Inc. (the “Company”) filed a Form 12b-25 with the Securities and Exchange Commission to report that it will not timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.  The Form 12b-25 included the following narrative:

“The Quarterly Report on Form 10-Q of WellCare Health Plans, Inc. (referred to in this Form 12b-25 as “we,” “our,” “us,” or the “Company”) for the quarter ended September 30, 2008, could not be filed timely with the U.S. Securities and Exchange Commission (the “SEC”) in light of the circumstances described below.

Background

Restatement

As previously disclosed, certain federal and state agencies executed a search warrant on October 24, 2007 at the Company’s headquarters in Tampa, Florida.  Our Board of Directors (the “Board”) formed a special committee (the “Special Committee”) comprised of independent directors to, among other things, investigate independently and otherwise assess the facts and circumstances raised in any federal or state regulatory or enforcement inquiries (including, without limitation, any matters relating to accounting and operational issues) and in any private party proceedings, and develop and recommend to the Board for its consideration remedial measures.  The Special Committee and the Company are cooperating fully with regulators and enforcement officials.  The Special Committee investigation is ongoing, and the Company is currently unable to predict when it will be completed or substantially completed.

As previously announced, upon consideration of certain issues identified in the Special Committee investigation, on July 18, 2008, the Audit Committee of the Board (the “Audit Committee”), after discussions with management and our independent registered accounting firm, recommended to the Board that our previously issued audited consolidated financial statements for the years ended December 31, 2004, 2005 and 2006, including each of the quarterly periods contained therein, be restated.  In addition, in light of the work of the Special Committee, we reassessed our previously issued unaudited condensed consolidated financial statements for the three months ended March 31, 2007 and June 30, 2007.  Based on such reassessment, the Audit Committee, after discussions with management and our independent registered accounting firm, also recommended to the Board that our previously issued unaudited condensed consolidated financial statements for the three months ended March 31, 2007 and June 30, 2007 be restated.  In this Form 12b-25, the years ended December 31, 2004, 2005 and 2006, and the three months ended March 31, 2007 and June 30, 2007, are referred to collectively as the “Restatement Period.”

As previously announced, upon the recommendation of the Audit Committee, the Board concluded on July 21, 2008 that our previously issued consolidated financial statements for the Restatement Period need to be restated.

Accordingly, our previously issued consolidated financial statements for the Restatement Period and the corresponding report of our independent registered accounting firm, Deloitte & Touche LLP, included in our previously filed 2006 Annual Report on Form 10-K, should no longer be relied upon.

Also as previously announced, until the independent investigation conducted by the Special Committee is completed or substantially completed, the Company, in addition to having been unable to file its Form 10-Q for the quarter ended September 30, 2007, its Form 10-K for the year ended December 31, 2007 (the “2007 10-K”) or its Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, will not be in a position to file its Form 10-Q for the quarter ended September 30, 2008 by the required filing date or on or before the fifth calendar day following the required filing date as prescribed by Rule 12b-25.  All of the foregoing reports are hereafter referred to as the “Past Due Reports.”

As a result of the delay in its filing of the 2007 10-K, the Company is subject to the late filing procedures of the New York Stock Exchange (the “NYSE”) as they pertain to annual reports.  On September 18, 2008, the Company announced that it had been granted an extension by the NYSE for continued listing and the trading of its securities.  The extension granted provides the Company until March 17, 2009 to complete and file the 2007 10-K.  The extension is subject to reassessment by the NYSE.

The Company currently intends to present the restated consolidated financial statements and related financial information in the 2007 10-K.  The Company also expects to file its Form 10-Q for the quarter ended September 30, 2007, Form 10-Q for the quarter ended March 31, 2008, Form 10-Q for the quarter ended June 30, 2008, Form 10-Q for the quarter ended September 30, 2008 and any subsequently delayed reports at the time of, or as soon as practical after, the filing of the 2007 10-K.  The Company is in the process of preparing the above-described Past Due Reports and is currently unable to estimate the timing for filing these Past Due Reports.

Government Investigations

We have previously disclosed that we are subject to federal and state governmental investigations, that an informal investigation is being conducted by the SEC and that we are responding to subpoenas issued by the State of Connecticut Attorney General’s Office involving transactions between us and our affiliates and their potential impact on the costs of Connecticut’s Medicaid program.  We are cooperating with federal and state regulators and enforcement officials in these matters.  We have communicated with regulators in states in which our health maintenance organization and insurance operating subsidiaries are domiciled regarding the investigations.

We are engaged in preliminary resolution discussions as to matters under review with the United States Attorney's Office for the Middle District of Florida (the “USAO”), the Civil Division of the U.S. Department of Justice (the “Civil Division”) and the State of Florida.  We can provide no assurances regarding the likelihood, timing or terms and conditions of any potential negotiated resolution with the USAO, the Civil Division or the State of Florida.

We do not know whether, or the extent to which, any pending investigations might result in our payment of fines or penalties or the imposition of operating restrictions on our business; however, if we are required to pay fines or penalties, the amount could be material.  If we were to plead guilty to or be convicted of a health care related charge, potential adverse consequences could include revocation of our licenses, termination of one or more of our contracts and/or exclusion from further participation in Medicare or Medicaid programs.  In addition, we could be required to operate under a corporate integrity agreement or under the supervision of a monitor, either of which could require us to operate under significant restrictions, place substantial burdens on our management, hinder our ability to attract and retain qualified associates and cause us to incur significant costs.

Litigation

As previously disclosed, the Company is also party to pending litigation related to the investigations, the restatement of its financial statements and the decline in its stock price.  For a description of these proceedings, please see the section captioned “Other Proceedings” in our Current Report on Form 8-K filed with the SEC on July 21, 2008, as amended (the “July 21 8-K”).  If we do not prevail in one or more pending lawsuits, we may be required to pay a significant amount of monetary damages.  Other than as discussed in this Form 12b-25, there have been no material changes to the status of this litigation.

In a letter dated October 15, 2008, the Civil Division informed counsel to the Special Committee that as part of the pending civil inquiry, the Civil Division is investigating a number of qui tam complaints filed by relators against us under the whistleblower provisions of the False Claims Act, 31 U.S.C. sections 3729-3733.  The seal in those cases has been partially lifted for the purpose of authorizing the Civil Division to disclose to us the existence of the qui tam complaints.  The complaints otherwise remain under seal as required by 31 U.S. C. section 3730(b)(3).  We and the Special Committee are undertaking to discuss with the Civil Division, and address, allegations by the qui tam relators.

In addition, on October 31, 2008, amended complaints were filed in our previously disclosed class and derivative actions.

Anticipated Significant Changes in Results of Operations

Although the Company is unable to file timely its Form 10-Q for the quarter ended September 30, 2008, it anticipates that it will experience significant changes in its results of operations from the corresponding period for the last fiscal year to be reflected by the earnings statements to be included in such report when ultimately filed.  Further, at this time, the Company is preparing its financial statements for the Restatement Period and the Past Due Reports and, therefore, has not been able to finalize the financial statements for the three and nine months ended September 30, 2008 and 2007, respectively.  However, the Company’s results for the three and nine months ended September 30, 2008 are expected to reflect significant changes from the same periods in 2007.

The Company’s results of operations for the three and nine months ended September 30, 2007 will change from amounts previously announced in a current report on Form 8-K filed on November 5, 2007 primarily due to the restatement and changes in estimates resulting from the passage of time.  These changes may be material.  Previously released information for the period ended September 30, 2007 should not be relied upon.

Medical Benefits Payable Estimate

The medical benefits payable estimate has historically been the most significant estimate included in our financial statements.  This estimate is determined utilizing standard actuarial methodologies based upon historical experience and other available information as well as assumptions about emerging trends, which vary by business segment.  These standard actuarial methodologies include using, among other factors, contractual requirements, historic utilization trends, the interval between the date services are rendered and the date claims are paid, denied claims activity, disputed claims activity, benefits changes, expected health care cost inflation, seasonality patterns, maturity of lines of business and changes in membership.  Medical cost trends can be volatile and management is required to use considerable judgment in the selection of medical benefits expense trends and other actuarial model inputs.

Changes in medical benefits payable estimates are primarily the result of obtaining more complete claims information and medical expense trend data over time.  Differences, or prior period developments, included in our financial statements, whether positive or negative, between actual experience and estimates used to establish the liability are recorded in the period when such differences become known, and have the effect of increasing or decreasing the reported medical benefits expense and resulting medical benefits ratio (“MBR”) in such periods.

Since the Company has not filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and it is still in the process of finalizing its financial statements for the Restatement Period and the Past Due Reports, including the financial statements for the three and nine months ended September 30, 2007, it is undertaking a review of substantially complete claims information related to such financial statements which has become available as the result of the substantial passage of time.  After completion of this review and the determination of proper accounting treatment of the review results, the Company may be required to record an adjustment to medical benefits payable and medical benefits expense to reflect the difference between actual claims paid and its original actuarially determined estimate.  If the results of this evaluation are consistent with current indications, the Company anticipates this potential adjustment will favorably impact the periods in which the differences are recorded by having the effect of lowering the reported medical benefits expense and MBRs.

Conversely, the Company anticipates that medical benefits expense and MBRs in the periods subsequent to the recording of the adjustment will be unfavorably impacted because they will not have the off-setting benefit of the prior period development that otherwise would have been recorded in those periods if the Company was filing timely and not able to review substantially complete paid claims information.

Accordingly, the change in the medical benefits payable estimate could be material to the results of operations and retained earnings as of and for the period ended September 30, 2007 or other prior periods, including the Restatement Period, as well as the period ended September 30, 2008.  However, because the Company is still in the process of completing its financial statements for the Restatement Period and the Past Due Reports, it is unable to determine the amounts that may need to be recorded or the periods in which an adjustment may be required.

Membership and Other Anticipated Changes

As reflected in the following table, which is organized by segment and line of business, the Company’s total membership as of September 30, 2008 has increased from the prior year period.

	September 30, 2008	September 30, 2007
Medicaid
TANF	1,031,000	887,000
S-CHIP	180,000	215,000
SSI	64,000	71,000
FHP	26,000	31,000
	1,301,000	1,204,000

Medicare
MA	240,000	160,000
PDP	989,000	972,000
	1,229,000	1,132,000

Total	2,530,000	2,336,000

The increase in the Company’s total membership from the prior year period is anticipated to cause increases in the Company’s premium revenues and medical benefits and other expenses.  The Company currently anticipates that its revenues and medical benefits expenses for the three and nine months ended September 30, 2008 will be significantly higher than in the same periods for 2007 due to the changes in the numbers and demographic mix of membership principally occurring in the Company’s Medicare Advantage plans and Ohio Medicaid market.  The Company also anticipates that its net income will be substantially lower in the three and nine months ended September 30, 2008 than in the same periods in 2007, in large part resulting from the following factors:

●
The increase in medical benefits expense is anticipated to outpace the increase in revenue in the three and nine months ended September 30, 2008 compared to the prior year periods.  Absent the previously discussed impact of the prior period development resulting from the Company’s inability to file timely its financial reports, the current estimated range of increase in the MBR for the nine months ended September 30, 2008, is approximately 2% to 4% compared to the prior year period.  The anticipated increase results from, among other changes, the increase in the MBR for our Medicare Part D products, the membership increase in our Medicare private fee-for-service product, which typically has a higher MBR than some of our other products, and the high MBR associated with our Ohio aged, blind and disabled business, which we exited in August 2008.

●
Investment and other income is anticipated to be approximately $8 million in the three months ended September 30, 2008 compared to $30 million in the prior year period.  Investment and other income is anticipated to be approximately $33 million in the nine months ended September 30, 2008 compared to $67 million in the prior year period.  The decrease is partially attributable to the non-recurring gain from the settlement of a legal matter in the amount of $9 million which was recorded in the three and nine months ended September 30, 2007.  A similar gain did not occur in the current year period.  The remaining change is a result of an overall decrease in invested assets, coupled with a lower interest rate environment.

●
Administrative expenses associated with, or consequential to, the government and Special Committee investigations, including legal fees, consulting fees, employee recruitment and retention costs, and similar expenses are anticipated to be approximately $23 million in the three months ended September 30, 2008,  compared to $0 in the prior year period.  These expenses are anticipated to be approximately $87 million in the nine months ended September 30, 2008 compared to $0 in the prior year period.  Excluding these expenses, we expect the ratio of administrative expenses to total revenue to approximate the prior year three and nine month periods.

In addition to the anticipated significant changes noted above, there may be other significant changes in the Company’s results of operations that have not yet been identified as of the date of this report when the Company subsequently files its Quarterly Reports on Form 10-Q for the three months ended September 30, 2007 and 2008, respectively.  In particular, the Company currently expects to restate financial information that was included in its previously filed Quarterly Reports on Form 10-Q for the three months ended March 31, 2007 and June 30, 2007 and there may be significant adjustments that are different from or in addition to those previously disclosed, including, without limitation, the Company’s significant estimates for these periods.  Consequently, there may be additional significant changes not yet identified when comparing its results of operations for the same periods in 2007 and 2008.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2008	WELLCARE HEALTH PLANS, INC. /s/ THOMAS TRAN _________________________________ Thomas Tran Senior Vice President and Chief Financial Officer